Exhibit 10(b)-2

SECOND AMENDMENT
OF
THE ETHAN ALLEN RETIREMENT SAVINGS PLAN

(As Amended and Restated
Effective as of January 1, 2001)

        WHEREAS, Ethan Allen Inc. (the "Company") maintains The Ethan Allen Retirement Savings Plan (the "Plan"); and

        WHEREAS, amendment of the Plan is now considered desirable;

        NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the Company under the Plan and pursuant to the authority delegated to the undersigned officer of the Company by a resolution adopted by its Board of Directors, the Plan is hereby amended effective in the following particulars, all effective as of January 1, 1997 unless otherwise specified:

1.     Effective as of January1, 2001, by substituting the following for subsection 1.1 of the Plan:

    “1.1.        History. Purpose and Effective Date. Effective as of September 28, 1958, Ethan Allen Inc. (the ‘Company’), established the Profit Sharing and Stock Bonus Plan of Ethan Allen Inc. (the ‘Profit Sharing Plan’) so that it, and each Related Company (as defined in subsection 1.2) which, with the consent of the Company, adopted the Profit Sharing Plan could assist their eligible employees in providing for their future security. The Profit Sharing Plan was amended from time to time and was first renamed the Profit Sharing Plan of Ethan Inc. and then the Retirement Program of Ethan Allen Inc. effective as of, respectively, February 28, 1983 and July 1, 1989. Effective June 29, 1989, the Company established a second plan, the Ethan Allen 401(k) Employee Savings Plan (the ‘401(k) Plan’). The Profit Sharing Plan and the 401(k) were merged effective as of July 1, 1994 and, effective as of January 1, 1999, the merged plan was renamed ‘The Ethan Allen Retirement Savings Plan’ (the ‘Plan’). Effective as of December 31, 2000, the Carriage House 401(k) Plan was merged into the Plan. The following provisions constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to January 1, 2001, the ‘Effective Date’ of the Plan as set forth herein. The Plan is intended to qualify as a profit sharing plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the ‘Code’).

2.     By substituting the following for subsection 2.4 of the Plan:

    “2.4.        Leased Employees. If, pursuant to one or more agreements between an Employer or Related Company and one or more leasing organizations (within the meaning of section 414(n) of the Code), a person provides services to the Employer or Related Company, in a capacity other than as an employee, on a substantially full-time basis for a period of at least one year and such services are performed under the primary direction or control of an Employer or Related Company, such person shall be a ‘Leased Employee’. Leased Employees shall not be eligible to participate in this Plan or in any other plan maintained by the Employer or Related Company which is qualified under section 401(a) of the Code. A Leased Employee shall be treated as if the services performed by him in such capacity (including service performed during such initial one-year period) were performed by him as an employee of a Related Company which has not adopted the Plan; provided, however, that no such service shall be credited:

(a)	for any period during which fewer than 20% of the workforce of the Employers and the Related Companies that is not Highly Compensated (as defined in section 414(q) of the Code) consists of Leased Employees and the Leased Employee is a Participant in a money purchase pension plan maintained by the leasing organization which (i) provides for a nonintegrated employer contribution of at least 10 percent of compensation, (ii) provides for full and immediate vesting, and (iii) covers all employees of the leasing organization (beginning with the date they become employees), other than those employees excluded under section 414(n)(5) of the Code; or

(b)	for any other period unless the Leased Employee provides satisfactory evidence to the Employer or Related Company that he meets all of the conditions of this subsection 2.4 and applicable law required for treatment as a Leased Employee.”

3.     Effective as of January 1, 2000, by substituting the following for subsection 4.2 of the Plan:

    “4.2.        After-Tax Contributions. Subject to the limitations set forth in Section 8, for any Plan Year, a Participant may elect to make ‘After-Tax Contributions’ to the Plan through payroll deduction in an amount that is not less than one percent and not more than 15 percent (in whole percent increments) of his Eligible Compensation; provided, however, that if a Participant’s Before-Tax Contributions are equal to or exceed 15 percent of his Eligible Compensation for any Plan Year, the Participant shall not be entitled to make After-Tax Contributions for such Plan Year; and provided further that, in no event shall the sum of a Participant’s Before-Tax Contributions and After-Tax Contributions for any Plan Year exceed 15 percent of his Eligible Compensation.”

4.     Effective as of January 1, 2002, by substituting the following for subsection 4.2 of the Plan:

    “4.2.        After-Tax Contributions. Subject to the limitations set forth in Section 8, for any Plan Year, a Participant may elect to make ‘After-Tax Contributions’ to the Plan through payroll deduction in an amount that is not less than one percent and not more than 100 percent (in whole percent increments) of his Eligible Compensation.”

5.     Effective as of January 1, 2001, by substituting the following for subsection 4.6 of the Plan:

    “4.6.        Eligible Compensation. For purposes of the Plan, a Participant’s ‘Eligible Compensation’ shall mean his basic salary plus overtime and bonuses for the portion of the Plan Year during which he is eligible to participate in the Plan, determined prior to any election to reduce his Eligible Compensation as described in subsection 4.1 or under a plan defined in section 125 or132(f)(4) of the Code, provided that a Participant’s Eligible Compensation shall not exceed the maximum level permitted for a Plan Year under section 40l(a)(17) of the Code, taking into account for purposes of such limitation any proration required under applicable Treasury regulations on account of a short Plan Year.”

6.     Effective as of April 1, 2002, by substituting the following for subsection 6.5 of the Plan:

        “6.5 Restricted Company Stock. For period prior to April 1, 2002, a portion of Participants’ Company Profit Sharing Contributions Accounts shall be invested by the Trustee in Company Stock (‘Restricted Company Stock’). Participants shall not be entitled to make investment elections with respect to the Restricted Company Stock in their Accounts. Effective as of April 1, 2002, Restricted Company Stock shall cease to be restricted and Participants shall be entitled to make investment elections with respect to such stock in accordance with the foregoing provisions of this Section 6.”

7.     Effective as of January 1, 1995, by substituting the following for paragraph (a) of subsection 8.3 of the Plan:

“(a)	$30,000 (effective January 1, 1995, indexed for cost-of-living adjustments under section 415(d) of the Code); or”

8.     Effective as of January 1, 1996, by substituting the following for the introductory language of subsection 8.4 of the Plan:

“For any Plan Year beginning on or after January 1, 1996, if, as a result of a reasonable error in estimating a Participant’s Compensation or a reasonable error in determining the amount of elective deferrals (as defined in section 402(g)(3) of the Code) or as a result of such other circumstances as the Commissioner of Internal Revenue may determine, a Participant’s Annual Additions for a Plan Year would exceed the limitations set forth in subsection 8.3:"

9.     Effective as of January 1, 1997, by substituting the following for the penultimate sentence of subsection 8.5 of the Plan:

“The dollar amount of any distribution due pursuant to this subsection 8.5 shall reduced by the dollar amount of any Before-Tax Contributions which are previously distributed to the same Participant pursuant to subsection 8.7; provided, however, that for purposes of subsections 8.3 and 8.8, the correction under this subsection 8.5 shall be deemed to have occurred before the correction under subsection 8.7.”

10.     By redesignating subsection 8.8 of the Plan as subsection 8.10 thereof; and by substituting the following for subsections 8.6 and 8.7 of the Plan respectively:

        “8.6 401(k)(3) Tests. The difference between (i) the average of the Deferral Percentages (as defined below) of each eligible employee who is Highly Compensated for the Plan Year (referred to hereinafter as the ‘Highly Compensated Group Deferral Percentages’), and (ii) the average of the Deferral Percentages for the Plan Year (the immediately preceding Plan Year for years beginning prior to January 1, 2001) of each eligible employee who was not Highly Compensated for such year (referred to hereinafter as the ‘Non-Highly Compensated Group Deferral Percentage’) shall satisfy one of the tests set forth in section 401(k)(3)(A)(ii) of the Code. The ‘Deferral Percentage’ for any eligible employee for a Plan Year shall be determined by dividing the amount of the Before-Tax Contributions made with respect to the Participant for such year by his Compensation for the year, subject to the following special rules:

(a)	the Deferral Percentage of an eligible employee who makes no Before-Tax Contributions for the year shall be counted as zero;

(b)	the Deferral Percentage for any eligible employee who is Highly Compensated and who is eligible to make elective deferrals under one or more other plans maintained by an Employer or Related Company for a Plan Year of such other plan that ends with or within the same calendar year as the Plan Year (other than a plan or arrangement subject to mandatory disaggregation under applicable Treasury regulations) shall be determined as if all such elective deferrals were made on his behalf under the Plan;

(c)	excess Before-Tax Contributions distributed to a Participant under Subsection 8.5 shall be counted in determining such Participant’s Deferral Percentage except in the case of a distribution to a Non-Highly Compensated Participant required to comply with section 401(a)(30) of the Code; and

(c)	in the event that this Plan satisfies the requirements of sections 401(k), 401(a)(4), or 410(b) of the Code only if aggregated with one or more other plans having the same Plan Year, or if one or more other plans having the same Plan Year as this Plan satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this subsection 8.6 shall be applied as if all such plans were a single plan.

Application of this subsection 8.6 shall be consistent with the provisions of section 401(k)(3) of the Code, the regulations thereunder and other applicable guidance issued by the Internal Revenue Service. The provisions of this subsection 8.6 shall be deemed to be satisfied for any Plan Year if the requirements of section 401(k)(12) of the Code are satisfied.

8.7.	Correction of Section 401(k) Excess. In the event that the Highly Compensated Group Deferral Percentage does not initially satisfy one of the tests referred to in subsection 8.6, the Committee shall direct the Trustee to distribute the Excess Contributions (as defined below), together with the income allocable thereto (determined in accordance with Treas. Reg. § 1.401(k)-l(f)(4) using any reasonable method adopted by the Committee for that Plan Year that complies with applicable regulations), to the appropriate Highly Compensated Participants in accordance with the following provisions of this subsection 8.7.

(a)	The ‘Excess Contributions’ for any Plan Year shall mean the excess of the aggregate amount of Before-Tax Contributions taken into account in computing the Deferral Percentages of Highly Compensated Participants for such year over the maximum amount of Before-Tax Contributions permitted under the test set forth in subsection 8.6, determined by reducing the amount of Before-Tax Contributions made on behalf of Highly Compensated Participants in order of the Deferral Percentages, beginning with the highest of such percentages.

(b)	The Excess Contributions to be distributed with respect to any Highly Compensated employee for any Plan Year shall be determined using a leveling method under which the amount of the elective deferrals of each Highly Compensated Participant is reduced, in a series in the order of the amount of their respective elective deferrals beginning with the highest, to the extent necessary to cause the amount of the Highly Compensated Participant’s elective deferrals to equal the amount of the elective deferrals of the Highly Compensated Participant with the next highest amount of elective deferrals or, if less, to cause the Highly Compensated Group Deferral Percentage to satisfy one of the tests referred to in subsection 8.6.

(c)	The amount of Excess Contributions to be distributed with respect to any Participant pursuant to this subsection 8.7 for any Plan Year shall be reduced by the amount of any Before-Tax Contributions previously distributed to the Participant for such Plan Year pursuant to subsection 8.5.

(d)	Notwithstanding any other provision of the Plan, if any Before-Tax Contributions are returned to a Participant pursuant to this subsection 8.7, the amount of any Company, Matching Contributions attributable to such returned contributions (and any earnings thereon) shall also be returned to the Participant

The Committee shall make any distributions required by this subsection 8.7 after the close of the Plan Year for which the Excess Contributions were made and no later than the close of the Plan Year following the Plan Year for which the Excess Contributions were made. The provisions of this subsection 8.7 shall not apply to any Plan Year for which the requirements of section 401(k)(12) of the Code are satisfied.

8.8.	Limitation on Company Match and After-Tax Contributions. For any Plan Year, the difference between (i) the average of the Contribution Percentages (as defined below) of each eligible employee who is Highly Compensated for the Plan Year (referred to hereinafter as the ‘Highly Compensated Group Contribution Percentage’), and (ii) the average of the Contribution Percentages for the Plan Year (the immediately preceding Plan Year for years beginning prior to January 1, 200l) of each eligible employee who was not Highly Compensated for such year (referred to hereinafter as the ‘Non-Highly Compensated Group Contribution Percentage’) shall satisfy one of the tests set forth in section 401(m)(2)(A) of the Code. The ‘Contribution Percentage’ for any eligible employee for a Plan Year shall be determined by dividing the sum of his After-Tax Contributions and the Company Matching Contributions made for him for the year by his Compensation for the year, subject to the following special rules:

(a)	the Contribution Percentage of each eligible employee with respect to whom no After-Tax Contributions and Company Matching Contributions are made for the year shall be counted as zero;

(b)	the Contribution Percentage for any eligible employee who is Highly Compensated and who is eligible to participate in one or more other qualified plans maintained by an Employer or Related Company under which after-tax contributions or matching contributions may be made by or for him shall be determined as if all such contributions were made by or for him under the Plan; and

(c)	in the event that this Plan satisfies the requirements of sections 401(m), 401(a)(4), or 410(b) of the Code only if aggregated with one or more other plans having the same Plan Year, or if one or more other plans having the same Plan Year as this Plan satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this subsection 8.8 shall be applied as if all such plans were a single plan.

Application of the provisions of this subsection 8.8 shall be consistent with the provisions of section 401(m) of the Code, the regulations thereunder and other applicable guidance issued by the Internal Revenue Service. The provisions of this subsection 8.8 shall be deemed to be satisfied with respect to Company Matching Contributions (and such contributions shall not be taken into account for purposes of applying the foregoing provisions of this subsection 8.8) for any Plan Year if the requirements of section 40l(m)(11) of the Code are satisfied.

8.9.	Correction of Section401(m) Excess. In the event that the Highly Compensated Group Contribution Percentage for any Plan Year does not initially satisfy one of the tests referred to in subsection 8.8, the Committee shall direct the Trustee to distribute the Excess Aggregate Contributions (as defined below), together with the income allocable thereto (determined in accordance with Treas. Reg. § 1.401 (m)-1(e)(3) using any reasonable method adopted by the Committee for that Plan Year that complies with applicable regulations), to the appropriate Highly Compensated Participants in accordance with the following provisions of this subsection 8.9.

(a)	The Excess Aggregate Contributions’ for any Plan Year shall mean the excess of the aggregate amount of After-Tax Contributions and Company Matching Contributions taken into account in computing the Contribution Percentages of Highly Compensated Participants for such year over the maximum amount of After-Tax Contributions and Company Matching Contributions permitted under the test set forth in subsection 8.8, determined by reducing the amount of After-Tax Contributions and Company Matching Contributions made on behalf of Highly Compensated Participants in order of the Contribution Percentages, beginning with the highest of such percentages.

(b)	The Excess Aggregate Contributions to be distributed with respect to any Highly Compensated employee for any Plan Year shall be determined using a leveling method under which the amount of the After-Tax Contributions and Company Matching Contributions for each Highly Compensated Participant are reduced, in a series in the order of the amount of the sum of their respective After-Tax Contributions and Company Matching Contributions, beginning with the Participant with the highest contributions, to the extent necessary to cause the amount of the Highly Compensated Participant’s After-Tax Contributions and Company Matching Contributions to equal the sum of the After-Tax Contributions and Company Matching Contributions of the Highly Compensated Participant with the next highest amount of After-Tax Contributions and Company Matching Contributions, or, if less, to cause the Highly Compensated Group Contribution Percentage to satisfy one of the tests referred to in subsection 8.8.

(c)	Any distribution required by this subsection 8.9 shall be made first from After-Tax Contributions for which no Company Matching Contributions have been made and then, if necessary, from a proportionate share of After-Tax Contributions and the Company Matching Contributions attributable thereto.

(d)	Notwithstanding the foregoing provisions of this subsection 8.9, any Excess Aggregate Contributions that are attributable to Company Matching Contributions (and the income allocable thereto) which are not vested in accordance with Section 9 on the last day of the Plan Year for which such contributions were made shall be forfeited and treated in the same manner as any other forfeiture under the Plan.

The Committee shall make any distribution (or forfeiture) required by this subsection 8.9 after the close of the Plan Year for which the Excess Aggregate Contributions were made and no later than the close of the Plan Year following the Plan Year for which such Excess Aggregate Contributions were made. The provisions of this subsection 8.9 shall be deemed to be satisfied with respect to Company Matching Contributions (and such contributions shall not be taken into account for purposes of applying the foregoing provisions of this subsection 8.9) for any Plan Year if the requirements of section 40l(m)(11) of the Code are satisfied.”

11.     Effective as of January 1, 1998, by adding the following new subsection to the Plan immediately alter subsection 8.10 thereof:

        “8.11 Highly Compensated. For purposes of the Plan, an employee or Participant shall be considered ‘Highly Compensated ‘for any Plan Year if:

(a)	at any time during that Plan Year or the preceding Plan Year, he was a 5 percent owner of an Employer or a Related Company; or

(b)	he received Compensation for the preceding Plan Year in excess of $80,000 (indexed for cost-of-living adjustments under section 415(d) of the Code) and was in the top-paid group of employees for such year.

An employee is considered to be in the ‘top-paid group’ of employees for any year if such employee is in the group consisting of the top 20 percent of the active employees of all of the Employers and Related Companies when ranked on the basis of Compensation paid during such year. A former employee (that is, any employee who separated from service or was deemed to have separated prior to the year in question and who performs no services for the Employer and Related Companies during the year) shall be ‘Highly Compensated’ if he was a Highly Compensated active employee for either the separation year or any Plan Year ending on or after his 55th birthday.”

12.     Effective as of January 1, 2000, by rescinding particulars 16 and 17 of the Fourth Amendment of the Plan, as amended and restated effective as of January 1, 1994; and by substituting the following for subsection 11.1 of the Plan:

        “11.1 Distributions to Participants After Termination of Employment. If a Termination Date occurs with respect to a Participant (for a reason other than his death), the vested portions of his Account shall be distributed in accordance with the following provisions of this subsection, subject to the rules of subsection 11.3:

(a)	If the value of the vested portion of the Participant’s Account does not exceed $5,000, determined as of the Accounting Date coincident with or next preceding his Termination Date, such vested portion (other than any loan balance distributable in accordance with subsection 10.3) shall be distributed to the Participant as soon as practicable after his Termination Date, in a lump sum payment.

(b)	If the value of the vested portion of the Participant’s Accounts exceeds $5,000, determined as of the Accounting Date coincident with or next preceding his Termination Date, such vested portion (other than any outstanding loan balance distributable in accordance with subsection 10.3) shall be distributed (or shall begin to be distributed) to the Participant on (or as soon as practicable after) the Distribution Date (as defined in paragraph (c) next below) he elects by one of the following methods chosen by the Participant:

(i)	by payment in a lump sum, or

(ii)	by payment in a series of substantially equal annual or more frequent installments for a period not exceeding 15 years;

provided, however, a Participant may elect a partial distribution of his Accounts at his Termination Date and defer the balance until a later Distribution Date.

(c)	The term ‘Distribution Date’ shall mean the Accounting Date as of which a payment in any form is made pursuant to this Section 10, which date shall be no later than the Accounting Date next following the date of the Participant’s death.

(d)	Distribution may be made before 30 days after the date on which the notice required under Treas. Reg. § 1.411(a)-11(c) is given if the Committee clearly informs the Participant of his right to consider whether to elect the distribution for a period of at least 30 days after receiving the notice and the Participant, after receiving the notice, affirmatively elects the distribution.

(e)	If a Participant terminates employment but is reemployed by an Employer or a Related Company before a distribution has been made to the Participant under this subsection, the distribution of the Participant’s Account shall not be made and the Participant’s Account shall continue to be held in the Trust Fund until the Participant again has a Termination Date.”

13.     Effective as of January 1, 1999, by substituting the following for subsection 11.10 of the Plan:

        “11.10 Optional Direct Transfer of Eligible Rollover Distribution. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this subsection 11.10, a distributee may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. For purposes of this subsection 11.10, the following definitions shall apply:

(a)	An ‘eligible rollover distribution’ means any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and the portion of any hardship distribution described in section 40l(k)(2)(B)(i)(lV) of the Code.

(b)	An ‘eligible retirement plan’ means an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code or a qualified trust described in section 401(a) of the Code, that accepts the distributee’s eligible rollover distribution; provided, however, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

(c)	A ‘distributee’ means an employee or former employee and the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in section 414(p) of the Code.

A ‘direct rollover to an eligible retirement plan’ means a payment by the Plan to the eligible retirement plan specified by the distributee.”

14.     By making the following modifications to Appendix A of the Plan: by substituting “8.11” for “8.6” as the corresponding subsection for Highly Compensated, by deleting “Highly Compensated Employee” and the corresponding subsection “8.6”, and by substituting “8.11” for “8.6” as the corresponding subsection for Top-paid Group.

        IN WITNESS WHEREOF, Ethan Allen Inc., has caused this amendment to be signed by its duly authorized officer this 31st day of May, 2002.

ETHAN ALLEN INC. By /s/ James Kotowski —————————————— Its: Director-Retirement Programs